EXHIBIT 10.4

Retirement Notice and Letter

September 11, 2023

Mr. Kenneth W. Boedeker

Re:    Your Resignation as an Executive Officer of EOG Resources, Inc. (“EOG”) and Transition to Advisor Status
Dear Ken:
This letter confirms your decision to resign as an executive officer and Section 16 “officer” of EOG (and as an officer and director of each of EOG’s subsidiaries for which you currently serve) and transition your employment to an advisor of the Chief Executive Officer of EOG (“CEO”), in each case effective as of September 12, 2023.
This letter further confirms your decision to retire effective as of September 27, 2024 (i.e., retirement after age 62) in accordance with the terms of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan, the EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan and related grant agreements.
As an advisor to the CEO, your compensation shall be as follows, assuming that you continue your employment with EOG through September 27, 2024:
•Annual Base Salary – $535,000 (pro-rated for 2024)
•Eligible for 2023 Annual Bonus – payable in March 2024, based on your annual base salary multiplied by your bonus target percentage (of 90%) effective for 2023, multiplied by the performance factor determined by the Compensation and Human Resources Committee for 2023 performance
•Benefits – full employee health and welfare benefits through your September 27, 2024 retirement date, after which you will be eligible for the benefits available to EOG retirees
•2023 Annual Stock Grant – an award amount of $1,600,000, to be delivered 60% in Performance Units and 40% in Restricted Stock Units (“RSUs”) (each rounded down to the nearest whole unit), based on the closing price of EOG’s stock on the effective date of the grants; the grant of RSUs will be subject to three-year cliff vesting and non-compete provisions as set forth in the associated updated form of grant agreement.

Vesting/Exercisability of Stock Awards – on September 27, 2024, upon your retirement after age 62, all of your then-outstanding stock awards shall vest in accordance with the terms of such awards as set forth in the governing grant agreements. The distribution to you of the shares of EOG stock represented by your then-outstanding awards of RSUs and performance units shall be subject to the six-month delay applicable to specified employees under Section 409A of the Internal Revenue Code. Your then-outstanding (unexercised) grants of SARs will be exercisable following your retirement effective date as set forth in the governing grant agreements.
Section 16/Form 4 Filings. Beginning September 12, 2023 (the effective date of your resignation as an executive officer and Section 16 “officer” of EOG), you will no longer be subject to Section 16 of the Securities Exchange Act of 1934 with respect to EOG equity securities. Accordingly, no Form 4 will need be filed by you with respect to any transaction on or after September 12, 2023 in EOG equity securities.

Rule 144; Filing Support. Your sales of EOG stock will, however, continue to be subject to Rule 144 under the Securities Act of 1933 for a period of 90 days following September 12, 2023. Thereafter, you will no longer be required to comply with Rule 144 in connection with your sales of EOG stock. EOG and Fidelity will continue to provide you with support in complying with your Rule 144 obligations and the filing of any required Forms 144.
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Please sign in the space provided below to confirm your agreement to these terms and conditions.

Very truly yours,

/s/ Michele Hatz

Michele Hatz
VP & CHRO

ACKNOWLEDGED AND AGREED TO:

/s/ Kenneth W. Boedeker
___________________
Kenneth W. Boedeker
Date: September 12, 2023
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